Exhibit 4.4

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into and effective as of December 6, 2018 by and among Industrea Acquisition Corp., a Delaware corporation (“Industrea”), Concrete Pumping Holdings Acquisition Corp. (to be renamed “Concrete Pumping Holdings, Inc.” effective as the Closing (as defined below)) (“Newco”), and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”).

WHEREAS, Industrea and Continental have previously entered into a warrant agreement, dated as of July 27, 2017 (the “Warrant Agreement”) governing the terms of Industrea’s 34,100,000 outstanding warrants to purchase shares of common stock of Industrea (the “Warrants”); and

WHEREAS, Industrea has entered into an Agreement and Plan of Merger, dated as of September 7, 2018, (as amended, the “Merger Agreement”), with Newco, Concrete Pumping Holdings, Inc. (“CPH”), Concrete Pumping Intermediate Acquisition Corp., Concrete Pumping Merger Sub Inc. (“Concrete Merger Sub”), Industrea Acquisition Merger Sub Inc. (“Industrea Merger Sub”) and PGP Investors, LLC, solely in its capacity as the initial Holder Representative, pursuant to which (a) Concrete Merger Sub will merge with and into CPH, with CPH surviving the merger as a wholly owned indirect subsidiary of Newco, and (b) Industrea Merger Sub will be merged with and into Industrea, with Industrea surviving the merger as a wholly owned subsidiary of Newco (the “Business Combination”); and

WHEREAS, effective upon the Business Combination, holders of the common stock, par value $0.0001 per share, of Industrea (“Industrea common stock”) will receive common stock, par value $0.0001 per share, of Newco (“Newco common stock”) in exchange for the Industrea common stock; and

WHEREAS, pursuant to Section 4.4 of the Warrant Agreement, upon the closing of the Business Combination (the “Closing”), the Warrants will represent the right of the holders thereof to purchase shares of Newco common stock; and

WHEREAS, as a result of the foregoing, the parties hereto wish for Industrea to assign to Newco all of Industrea’s rights and interests and obligations in and under the Warrant Agreement and for Newco to accept such assignment, and assume all of Industrea’s obligations thereunder, in each case, effective upon the Closing.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.          Assignment and Assumption of Warrant Agreement. Industrea hereby assigns, and Newco hereby agrees to accept and assume, effective as of the Closing, all of Industrea’s rights, interests and obligations in, and under the Warrant Agreement and Warrants. Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean Newco; (ii) “Common Stock” shall mean the shares of Newco common stock; and (iii) the “Board of Directors” or the “Board” or any committee thereof shall mean the board of directors of Newco or any committee thereof.

2.          Replacement Instruments. Following the Closing, upon request by any holder of a Warrant, Newco shall issue a new instrument for such Warrant reflecting the adjustment to the terms and conditions described herein and in Section 4.4 of the Warrant Agreement.

3.          Amendment to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby deemed amended pursuant to Section 9.8 thereof to reflect the subject matter contained herein, effective as of the Closing.

4.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

5.          Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

6.          Successors and Assigns. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

INDUSTREA ACQUISITION CORP.

By:	/s/ Tariq Osman
Name: Tariq Osman
Title: Executive Vice President

CONCRETE PUMPING HOLDINGS ACQUISITION CORP.

By:	/s/ Tariq Osman
Name: Tariq Osman
Title: President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Erika Young
Name: Erika Young
Title: Vice President